EXHIBIT 99.1

FreightCar America, Inc. Reports Second Quarter 2017 Results

Highlights

  Second quarter revenue of $118.7 million on deliveries of 1,096 units
  Second quarter net loss of $0.4 million, or $0.04 per diluted share
  Orders for 1,520 railcars received during the quarter, increasing backlog to 3,226 railcars valued at a total of approximately $293 million
  Total cash, cash equivalents, marketable securities and restricted cash of $138.3 million at June 30, 2017
  Full year 2017 delivery range increased to between 4,300 and 4,500 railcars

CHICAGO, Aug. 02, 2017 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the second quarter ended June 30, 2017, with a net loss of $0.4 million, or $0.04 per diluted share, compared to a net loss of $0.5 million, or $0.04 per diluted share, in the same period last year.

“Although the second quarter was in line with the Company’s outlook, we are not satisfied with these results. Continued manufacturing inefficiencies, unfavorable operating leverage and the current competitive environment more than offset the cost savings achieved to date. We will accelerate our cost reduction efforts with a particular focus on reducing material costs and achieving manufacturing excellence as we move forward,” said Jim Meyer, the Company’s new President and Chief Executive Officer.

Mr. Meyer concluded, “Based upon our current backlog and production schedule, we increased our full year 2017 delivery range to be between 4,300 and 4,500 railcars.”

Consolidated revenues were $118.7 million in the second quarter of 2017 compared to $126.2 million in the same quarter of 2016. The Company delivered 1,096 railcars in the second quarter of 2017, all of which were new railcars. In addition, 100 railcars previously on lease were sold to a third party in the second quarter of 2017. This compares to 1,372 railcars delivered in the second quarter of 2016, all of which were new railcars. Orders in the second quarter of 2017 totaled 1,520 new railcars. The Company had a diversified backlog totaling 3,226 railcars at June 30, 2017, valued at approximately $293 million.

Consolidated operating loss for the second quarter of 2017 was $0.9 million compared to an operating loss of $0.6 million for the second quarter of 2016. Adjusted operating loss, which excludes pre-tax restructuring and impairment charges consisting primarily of a non-cash write-down of certain manufacturing assets at our idled Danville manufacturing facility totaling $0.4 million in the second quarter of 2017, was $0.6 million for the second quarter of 2017 compared to $0.6 million for the second quarter of 2016. Adjusted operating income (loss) is a non-GAAP financial measure. A reconciliation of adjusted operating income (loss) to operating income (loss), the most directly comparable GAAP measure, is provided in the attached supplemental disclosure.

Cash, cash equivalents, marketable securities, restricted cash and restricted certificates of deposit increased $39.6 million since December 31, 2016 to $138.3 million as of June 30, 2017. The increase is attributable to the receipt of an $11.9 million income tax refund and reductions in working capital.

The Company will host a conference call and live webcast on Thursday, August 3, 2017 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2017 financial results. To participate in the conference call, please dial (800) 230-1096, Confirmation Number 427475.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 427475

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 3, 2017 until 11:59 p.m. (Eastern Daylight Time) on September 3, 2017.  To access the replay, please dial (800) 475-6701.  The replay pass code is 427475.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2017	2016
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$101,293	$92,750
Restricted cash and restricted certificates of deposit	6,080	5,970
Marketable securities	30,932	—
Accounts receivable, net	15,433	25,207
Inventories, net	74,092	97,904
Income taxes receivable	603	13,283
Other current assets	5,915	6,056
Total current assets	234,348	241,170

Property, plant and equipment, net	42,025	46,347
Railcars available for lease, net	23,786	24,018
Goodwill	21,521	21,521
Deferred income taxes, net	5,052	4,221
Other long-term assets	1,959	1,978
Total assets	$328,691	$339,255

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$28,678	$34,536
Accrued payroll and other employee costs	1,862	3,117
Reserve for workers’ compensation	3,941	4,444
Accrued warranty	7,973	8,324
Customer deposits and deferred revenue	216	371
Other current liabilities	3,421	3,343
Total current liabilities	46,091	54,135
Accrued pension costs	6,699	6,821
Accrued postretirement benefits, less current portion	5,775	5,769
Deferred income state and local incentives, long-term	10,271	11,380
Accrued taxes and other long-term liabilities	4,574	4,236
Total liabilities	73,410	82,341

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	90,044	92,025
Treasury stock, at cost	(12,030)	(14,583)
Accumulated other comprehensive loss	(8,108)	(8,163)
Retained earnings	185,248	187,508
Total stockholders’ equity	255,281	256,914
Total liabilities and stockholders’ equity	$328,691	$339,255

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except for share and per share data)

Revenues	$118,672	$126,157	$258,208	$274,747
Cost of sales	113,344	118,080	242,990	250,783
Gross profit	5,328	8,077	15,218	23,964
Selling, general and administrative expenses	5,903	8,678	12,914	19,276
Gain on settlement of postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees	—	—	—	(14,306)
Restructuring and impairment charges	369	—	2,146	—
Operating (loss) income	(944)	(601)	158	18,994

Interest expense and deferred financing costs	(30)	(41)	(72)	(86)
Other income	81	1	99	82
Income before income taxes	(893)	(641)	185	18,990
Income tax (benefit) provision	(445)	(173)	(5)	6,791
Net income	$(448)	$(468)	190	$12,199

Net (loss) income per common share – basic	$(0.04)	$(0.04)	$0.02	$0.99

Net (loss) income per common share – diluted	$(0.04)	$(0.04)	$0.02	$0.99

Weighted average common shares outstanding -
basic	12,283,746	12,261,308	12,276,689	12,256,720

Weighted average common shares outstanding -
diluted	12,283,746	12,261,308	12,276,689	12,256,720

Dividends declared per common share	$0.09	$0.09	$0.18	$0.18

FreightCar America, Inc.
Condensed Segment Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Revenues:
Manufacturing	$116,067	$124,224	$253,807	$270,295
Corporate and Other	2,605	1,933	4,401	4,452
Consolidated revenues	$118,672	$126,157	$258,208	$274,747

Operating income (loss):
Manufacturing	$2,328	$5,430	$9,577	$18,212
Corporate and Other (1)	(3,272)	(6,031)	(9,419)	782
Consolidated operating (loss) income	$(944)	$(601)	$158	$18,994

(1) Results for the six months ended June 30, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2017	2016
	(In thousands)
Cash flows from operating activities
Net income	$190	$12,199
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	4,672	5,117
Recognition of deferred income from state and local incentives	(1,109)	(1,064)
Gain on settlement of postretirement benefit plan obligation	—	(15,606)
Deferred income taxes	(862)	16,904
Stock-based compensation recognized	371	674
Other non-cash items, net	548	731
Changes in operating assets and liabilities:
Accounts receivable	8,364	23,178
Inventories	23,388	(21,445)
Other assets	141	(6,659)
Accounts and contractual payables	(5,772)	4,486
Accrued payroll and employee benefits	(1,255)	(4,727)
Income taxes receivable/payable	12,712	(7,682)
Accrued warranty	(351)	(275)
Customer deposits and other liabilities	(243)	10,014
Payment for settlement of postretirement benefit plan obligation	—	(31,616)
Accrued pension costs and accrued postretirement benefits	(61)	(6,404)
Net cash flows provided by (used in) operating activities	40,733	(22,175)

Cash flows from investing activities

Increase in restricted cash	(360)	—
Purchase of restricted certificates of deposit	(5,194)	(1,182)
Maturity of restricted certificates of deposit	5,444	2,910
Purchase of securities held to maturity	(33,915)	—
Proceeds from maturity of securities	3,000	12,001
Purchases of property, plant and equipment	(445)	(8,781)
Proceeds from sale of property, plant and equipment	119	—
State and local incentives received	1,410	—
Net cash flows (used in) provided by investing activities	(29,941)	4,948

Cash flows from financing activities

Employee stock settlement	(14)	(71)
Deferred financing costs	—	(81)
Cash dividends paid to stockholders	(2,235)	(2,226)
Net cash flows used in financing activities	(2,249)	(2,378)

Net increase (decrease) in cash and cash equivalents	8,543	(19,605)
Cash and cash equivalents at beginning of period	92,750	83,068
Cash and cash equivalents at end of period	$101,293	$63,463

FreightCar America, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Adjusted operating income (loss) represents the Company’s operating income (loss) adjusted to exclude the effects of $1.8 million and $0.4 million of pre-tax restructuring and impairment charges related to the Company’s cost reduction plan in the first and second quarters of 2017, respectively. The Company believes that adjusted operating income (loss) is useful to investors because it allows investors to more effectively compare the Company’s financial results prior to and after the impact of the items described above. Adjusted operating income (loss) is not a financial measure presented in accordance with GAAP.

In addition, the presentation of this non-GAAP measure is intended to enhance the usefulness of the financial information by providing a measure that the Company’s management uses internally to evaluate the Company’s baseline performance. Accordingly, when analyzing our operating performance, investors should not consider adjusted operating income (loss) in isolation or as a substitute for operating income (loss) in accordance with GAAP. Our calculation of this non-GAAP measure is not necessarily comparable to that of other similarly titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to operating income (loss), the most directly comparable GAAP measure, follows:

	Three Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017
	(In thousands)

Operating income (loss), as reported	$(944)	$(601)	$1,102
Add: Restructuring and impairment charges	369	-	1,777
Adjusted operating income (loss)	$(575)	$(601)	$2,879

MEDIA CONTACTMatthew S. Kohnke
TELEPHONE(800) 458-2235